Exhibit 99.1

ROI Acquisition Corp. II and Ascend Merger Call

07-24-15/8:00 a.m. ET

ROI Acquisition Corp II and Ascend Telecom Holdings Limited Merger

July 24, 2015

8:00 a.m. ET

Operator:	Good morning and welcome to the Ascend Telecom Holdings Limited and ROI Acquisition Corp. II’s conference call to discuss their recently announced merger transaction. Today’s call is being recorded.

This presentation includes forward-looking statements within the meaning of the Safe Harbor Provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as anticipate, believe, expect, estimate, plan, outlook and project, and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the business, businesses of all ROI Acquisition Corp. II, Ascend Telecom Infrastructure Private Limited, Ascend Telecom Holdings Limited, and the combined company after completion of the proposed business combination are based on current expectations that are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. The investor presentation that accompanies this teleconference includes further information regarding these factors, as well as information regarding certain non-IFRS financial measures that will be discussed on this call, including the method of calculating any non-IFRS financial information.

You are respectfully cautioned not to place any undue reliance upon any forward-looking statements which speak only as of the date made and ROI and Ascend undertake no obligation to update or revise the forward-looking statements whether as a result of a new information, future events or otherwise.

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I’m now going to turn the call over to your host, Thomas J. Baldwin, the Chairman of the Board and Chief Executive Officer of ROI Acquisition Corp. II. Please go ahead, sir.

Tom Baldwin:	Thank you very much. …

Good morning everyone! ... I’d like to welcome all of our callers … as well as those people viewing the Webcast.

I’m Tom Baldwin, Chairman and Chief Executive Officer of ROI Acquisition Corp II.

We’re thrilled and excited to be here today to outline the proposed merger transaction involving ROI Acquisition Corp. II and Ascend Telecom Holdings Limited, a new Cayman Islands holding company which will own its indirect subsidiary, Ascend Telecom Infrastructure Private Limited, which … are hereafter referred to as ROI, Ascend Holdings, and Ascend, respectively, and to provide an introduction to Ascend’s Management Team … and an overview of this outstanding Company.

Prior to this call … ROI issued a press release announcing this transaction and filed with the Securities and Exchange Commission, or SEC, a current report on Form 8-K which included that press release, as well as the Merger Agreement and the Investor Presentation.

We will review the Investor Presentation during this call. Please note, in this presentation, historical revenue figures were derived from the unaudited Combined Financial Statements of Ascend Telecom Holdings Limited Predecessor (the “"Holdings Financials"”), which have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The unaudited Holdings Financials should be reviewed together with the audited Holdings Financials to be included in the proxy statement/prospectus included in the Registration Statement on Form F-4 to be filed by Ascend Holdings with the SEC (the “Registration Statement”). The Registration Statement will contain important information and, when filed, will be available at the SEC's website at www.sec.gov or may be requested from ROI as further described in the press release.

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Following our prepared remarks, we will address questions from certain equity research analysts.

Let us now introduce you to … Ascend … and the key members of the Ascend leadership team.

With us today is Sushil Kumar Chaturvedi, Ascend’s Chief Executive Officer and a Director.

Sushil has been Ascend’s Chief Executive for the last 3 years.

He has a solid 33 year track record in the Telecom Sector, in India … and in several other geographies.

Sushil leads a professional and talented senior management team with many years of relevant India telecom experience.

I’m also very happy to introduce Vivek Sett who is a Director and Chairman of Finance Committee of the Board. Vivek is also a Partner and Director of New Silk Route Advisors Private Limited (“NSR India”) an affiliate of New Silk Route Advisors LP (“NSR”), a private equity firm based in New York.

Also with us today is Sanjeev Chachondia, an Operating Partner with NSR India.

Parag Saxena, the Managing General Partner of NSR, will become Chairman of the Board of Ascend Holdings. … NSR will remain committed to Ascend as the largest stockholder post-closing.

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Parag, Sushil, Vivek, Sanjeev … and the entire Ascend leadership team have added great value to this company and will add great equity value for the stockholders.

You’ll be hearing from them shortly.

Before reviewing the Investor Presentation, let me provide some background about how we, at ROI, view this unique investment opportunity.

As you may appreciate, in conjunction with our investment thesis, we were quite active in the market.

We looked at many companies across several sectors.

It’s been our goal to identify strong, well-managed, growth-oriented companies that could continue operate well … and grow as a public company.

We set very high goals … and very clear objectives ... We targeted growth-oriented companies with strong revenues, EBITDA, margins and cash flow … as well as demonstrated results.

We focused on companies which were leaders in their respective categories and companies with sound business models, thoughtful growth objectives, strong leadership and a committed management team who had clear strategic vision.

As we have come to know Ascend, its management team, business, strategy and growth opportunities … we firmly believe that we have well exceeded our goals and … present an outstanding investment opportunity for our ROI stockholders.

This is especially true given Ascend’s position in the market … and the industry and environmental tailwinds in India …

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With Ascend Holdings, we believe we found the ideal merger partner and are excited to work to execute Ascend’s strategic growth plans and work to create enhanced equity returns for our stockholders.

We look forward to speaking with you and seeing many of you over the course of our road show over the next few weeks.

At this point, I’d like to turn your attention to the Investor Presentation, which was provided as an exhibit to the 8-K.

Now, I ask that you turn to slide 1. We would of course like to remind you that this presentation includes forward-looking statements and ask that you thoroughly read the critical information contained on slide 1.

We believe Ascend is in an ideal position to continue to capitalize on its unique market and growth opportunity … Revenues, EBITDA, margins and free cash flow have shown significant growth and are forecast to continue to do so…

Sushil and Vivek will address these points in more detail throughout this presentation.

Now, it’s my pleasure to turn this call over to Sushil to share his thoughts about Ascend.

Sushil:	Thank you Tom!

I would like to extend a warm welcome to all of our participants. Please turn your attention to slide 2 of the presentation.

By way of introduction, I have been Ascend’s Chief Executive Officer for 3 years and have 33 years of telecom experience having previously served as a Director of BSNL, the largest Telecom service provider in India. As Telecom Expert of ITU, I was responsible for Telecom Development of Southern Africa Countries. As Vice President of GDSS Inc. USA, I pioneered Triple play services on distributed architecture. As Group CEO of ORG Ltd, I managed IT, Telecom System Integration and Satellite communications and am proud to have been awarded the President’s medal for distinguished services in Telecom.

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And with that it’s my pleasure to introduce my distinguished colleague Vivek.

Vivek:	Thanks Sushil and Good Morning everyone …

I joined NSR India in 2007 and focus on private equity opportunities in India and along with Sanjeev have been responsible for advising NSR on its investment in Ascend. Prior to joining NSR India. I served as Chief Financial Officer of Tata Teleservices Ltd. and as a Director at Hughes Telecom India.

Let me now hand it over to Sanjeev
Sanjeev:

I joined NSR India as an Operating Partner in 2009 and focus on NSR’s investments in the telecom and renewables sectors. Previously, I have led Loop Mobile India Limited (formerly known as BPL Mobile Communications Limited) as Director & Chief Executive Officer. I have also been the Chief Operations Officer at Essar Telecom Infrastructure Pvt. Ltd. In addition, I spent over five years with the Tata Group and was Vice President, Corporate Planning & Strategy, Tata Teleservices Ltd.

Now I will hand it back to Sushil for his insight on Ascend.

Sushil:	Thanks Vivek

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Please refer to Slide 3 for a brief overview of the Company…

Ascend was acquired by NSR in 2007 and as of March 31, 2015 has 4,843 towers with 8,769 tenancies up from 4,083 towers and 6,789 tenancies in 2013 when Ascend merged with India Telecommunications Infra Limited. The tower base is comprised of 71% Ground Based Towers, or GBT, and 29% Roof Top Towers, or RTT. The Company has a diversified customer base with all 11 operators in our portfolio representing the marquee telecom companies in India, including BSNL, Idea, Tata Docomo, Vodafone and Bharti.

Now, turning to slide 4 we have identified some investment highlights. Ascend is an independent tower company not affiliated with any of the telecom operators. Our cell towers are important, strategically located assets throughout India.

Our financial model is high growth and provides for very good visibility of our revenues given our long term contracts and our diversified tenant base. Regarding our tower portfolio, 75% are concentrated in Circles A and B with higher growth potential. Also, it is important to note that our tower portfolio is relatively young with 83% of towers less than 8 years age.

From a cost viewpoint, the Company operates with one of the lowest operating cost structures in the Industry – Opex per tower per month of $260 vs. ~$350 for its listed domestic India competitor.

We strongly believe the telecom sector is poised for exponential growth and on slide 5 you can see some of the attractive industry tailwinds we will benefit from.

1)	The demographics of India are extremely compelling – the country has the second largest population globally and the youngest demographic profile with a median age of just 27. And, India is an extremely high usage market with very low telecom tariffs.

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2)	The very recent announcement of the upcoming entrance of Reliance Jio as a major player in the wireless market in India, is potentially a game changer and a great advantage for Ascend. After the recent spectrum auction, Reliance Jio holds spectrum in 1800 MHz across 14 circles and 2300 MHz across 22 circles and is setting up a pan-India telecom network. Their aggressive expansion plan has resulted in demand for towers and tenancies – a meaningful revenue opportunity for Ascend. Additionally, the other incumbent carriers are actively growing their tower bases – with Ascend as a provider of choice.

3)	Data traffic in India is growing rapidly – specifically, 3G revenue for carriers in the Indian market is expected to grow at a CAGR of 62% between 2015 and 2020 driven by decreasing smartphone prices, availability of affordable data plans, mainstreaming of mobile internet and launch of 4G.

4)	Additionally, and very importantly, the voice market in India continues to experience strong growth. Wireless subscriptions have grown at a CAGR of 28% over the last 7 years and despite this rapid growth the market remains under penetrated with 75% tele density compared to 89% in China, 96% in the United States and over 100% in Japan, UK, Germany and Brazil.

5)	Lastly, wireless penetration in rural India is 47% and presents significant upside

On slide 6… I would point out that India has one of the lowest internet penetration rates globally and that at 100% mobile penetration - there is opportunity for 500mm additional mobile subscriptions.

Slide 7 graphically shows the India macro opportunity I discussed earlier and on slide 8 we have laid out the various sources of demand for towers.

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I don’t want to spend much time on slides 9 and 10 but these speak to the quality of our portfolio and geographic diversity of our towers.

On slide 11 we have laid out what typical Master Service Agreement contract attributes. It is important to note that these are long term –10 to 15 year contracts which provide Ascend good visibility into both revenues and EBITDA

Please now refer to slide 12-13 where we summarize the competitive landscape and have identified some of the key points supporting Ascend’s competitive advantages versus the captive tower companies. This really boils down to management independence and zero conflicts. Ascend’s best in class portfolio, is built to support multiple tenancies and our leading energy-saving initiatives have resulted in 50% of tower assets using efficient / green energy solutions.

While all Tower co’s have outsourced O&M, we at Ascend have a fully mature, trained in house O&M team which is kept abreast with latest technology and best practices. With site automation and state of art tower operating center having remote management capability in real time, technology is leveraged to achieve cross functional efficiencies.

Now, digging deeper into our green initiatives and the energy management revenue opportunity on slide 14. Reduced fuel consumption and lower C02 emissions have generated meaningfully lower OpEx per tower per month. This is a significant competitive advantage and our low operating costs (driven by these green initiatives) is a cost savings which directly benefits our customers.

Fixed energy contracts ensure a win-win for both Ascend and our customers. The complete bouquet of Energy solutions and efficient storage is integrated and maintained by in house Ascend teams. The value proposition has been acknowledged by the customers and is a potential revenue stream for Ascend.

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With that I will hand it to Vivek to discuss the financial section.

Vivek:	Thanks Sushil.

On slide 15, a very important concept, we have identified the illustrative tower level economics. On this slide please focus your attention on the EBITDA margin expansion opportunity provided by each tenancy addition. Most importantly, on an unlevered basis, tower IRRs are 18 – 20% as tenancy ratios exceed 2x.

Slide 16 shows the financial highlights…we’re thrilled to have grown towers 19% since 2013, tenancies 29%, revenue 20% and EBITDA significantly, more than 50% - again speaking to the considerable operating leverage in our business model.

Finally, I ask you focus your attention on slide 18 where we have identified our near, and longer term financial goals. For our current fiscal year ending March 31st, 2016, we target revenues of $77 - $80 million and forecast EBITDA of $28 - $29 million. Over the next three years, we expect annual revenue growth of 12% – 14%, driven by 600 – 700 new tower additions per year coupled with increasing tenancies per tower. Our goal for 2018 is a tenancy ratio approaching 2.2x and targeting EBITDA growth of 20% – 24%, again driven by new towers, increasing tenancies operating leverage in our business.

In summary, given our momentum and opportunities, we are excited to be leading this organization in this next growth phase in the U.S. public equity markets backed by our very strong management team and board, we sincerely look forward to continuing to execute our strategy and business plan to deliver superior results for our stockholders.

And with that, I’d like to thank you and turn it back over to Tom.

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Tom Baldwin:	That’s really great …

Thank you Sushil and Vivek!

It’s really clear that the company has been extremely thoughtful in its approach … and … it’s clear that you have executed quite well against your business plan and your strategic goals.

And with that in mind, I ask you all to please move on to slide 20.

ROI is pleased to present this Ascend transaction to our stockholders. An overview of the key terms of the transaction are clearly outlined.

Ascend will become a wholly owned indirect subsidiary of Ascend Holdings which is expected to trade on NASDAQ and the transaction Enterprise Value is approximately $335 million … representing $253 million equity market value and $82 million net debt.

In connection with the merger, we are proposing to amend the warrant agreement governing ROI’s warrants to provide that all outstanding public warrants will be exchanged for $0.50 per warrant.

It should be noted that ALL ROI sponsor warrants will be forfeited in connection with this transaction and will not receive any cash.

It is also important to note that NSR is not selling any shares and is rolling their entire equity stake.

We see this as a strong affirmation of NSR’s continued support for the Ascend opportunity.

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Moving on to slide 21, Sources and Uses of Funds are outlined as well as pro forma equity ownership illustrating public holdings of approximately 40% and NSR as the largest stockholder of approximately 50%.

As you’ll note on the lower left … very attractive Valuation Multiples, of forecasted current Fiscal Year EBITDA of 11.8x are priced considerably lower than those Comparable companies listed in the appendix.

Further understanding Valuation Metrics, I ask you to move to slide 22 where Ascend’s relative value compares extremely favorably … in each case … to the peer groups …

I would highlight that Ascend … has grown EBITDA organically … by more than 30% annually … compared to the other listed tower companies which have grown EBITDA in the 10 – 12% range. This speaks to both Ascend’s considerable growth opportunity in India … and the management team’s execution on its business plan.

We believe that Ascend is an ideal merger partner and I continue to get more excited as I spend time with the Ascend Team and review opportunities for the future and the great prospects of this company.

Now, in closing, I’d like to thank Sushil, Vivek and Sanjeev … and the entire Ascend Team for their many accomplishments and their commitment to excell!

I’d also like to thank you for your time … and for your courtesy this morning.

We look forward to speaking with you and seeing many of you over the course of the next few weeks and on our road show.

I’ll now pass the call back to the operator to open the line to certain equity research analysts for questions.

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------------------------------------Q&A------------------------------------

Operator:	At this time, if you would like to ask a question, please press star one on your telephone keypad. Again, that's star one.

Your first question comes from the line of Tim Horan of Oppenheimer.

Tim Horan:	Thanks, guys. Congratulations. Tom, can you talk a little bit about how much due diligence you did on the financials and the infrastructure itself and, you know, any other due diligence you did on the management team? Thanks.

Thomas Baldwin:	Thanks, Tim. We did an extensive amount of work. We used specialists such as Deloitte & Touche people on the ground in India. Physically, visited the towers in India, spent a great deal of time with the management team, the Directors, did a great deal of industry research and obviously on the comparable companies. So, we feel quite good about the depth of the management team, the growth opportunity, certainly the industry opportunity and growth opportunity on the ground in India.

Tim Horan:	Great. And I'm not sure, you know, who the best person to ask this question to is but can you maybe compare and contrast the Indian tower market with the United States and maybe, you know, what you've kind of learned from U.S. carriers and the U.S. tower business model?

Thomas Baldwin:	Sushil?

Sushil Kumar Chaturvedi:	Compare the U.S. tower business with the way India – on a couple of parameters, starting with the portfolio and industry size, the Indian towercos have certainly larger portfolios in terms of number of towers, but with comparable tenancy ratios of U.S. tower companies.

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The Indian tower industry comprises of four independent tower companies and four telco-owned captive tower companies. Additionally, there are a few telcos who own towers on their own and India is a very competitive market, it has 7 telecom carriers on a pan India basis and three regional telecom carriers. Now, with 1.25 billion people and over 1 billion subscribers, it has a great potential for tower and tenancy growth.

In terms of our growth strategy and diversification, the U.S. towercos that are focusing on integrated fiber play and new products like small cell and Wi-Fi, while Indian towercos are leveraging aggressive site rollouts on account of data growth. ATC followed by a peers is doing international expansion in emerging markets while Indian towercos are focusing on domestic markets, addressing the untapped opportunities.

In terms of energy and green towers, U.S. towercos are using analytics and advanced fuel management techniques with use of solar and fuel cells. Now, Ascend has taken the lead and established a state of art tower management center with remote monitoring and management capability. We have one megawatt of installed solar capacity and are first in India to do a pilot on fuel cell deployment.

If you compare the manpower per activity, we are pretty much similar with $20 per employee. In terms of specific learnings, like our U.S. counterparts, our focus also has been on creating a pure play tower business and operating leverage to effective use of technology, automation and increasing man power productivity.

Tim Horan:	Very good. Could we maybe just go through the Indian regulatory environment a little bit? Can you -- can you talk about how much spectrum the government has already auctioned off? Maybe, you know, how much more spectrum they might auction in the next five years? And possibly, you know, what percentage roughly or how much spectrum has actually been built on now and, you know, what percent or how much spectrum will be built out within five years or so? Thank you.

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Sushil Kumar Chaturvedi:	OK, so essentially, last year in February 2014, 315 megahertz of spectrum were auctioned across 900 and 1,800 megahertz bands. And then again in March 2015, 470 megahertz were auctioned across 800, 900, 1,800 and 2,100 megahertz bands. Now, most of the telcos serve five megahertz for 3G while two telcos have 20 megahertz for LTE spectrum.

Now, in terms of the actual utilization of the spectrum, because this auction happened just this year in March, companies are in the process of rolling out and they summed up their annual operating plans and we are seeing a surge in terms of rollout from this quarter onwards. And if we look on the horizon of five years, we will see that there will be much more spectrum auctioned because the government is committed and have already announced that they will be auctioning spectrum now year on year to cater for the huge requirement in terms of the data expansion that has been projected in India.

Tim Horan:	So, in any particular circle in the last two years that you've auctioned off -- just so I got those numbers right, over 700 megahertz of new spectrum?

Sushil Kumar Chaturvedi:	That's right.

Tim Horan:	Wow, OK. That's -- and that would mostly be built for LTE?

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Sushil Kumar Chaturvedi:	Yes.

Tim Horan:	Great. And can you talk maybe about the other regulatory issues facing the industry? Will the government allow the industry to consolidate down, do you think? Or are they controlling pricing at all or dictating investments by the carriers?

Sushil Kumar Chaturvedi:	So, the government actually is now in the process of formulating an M&A policy. The draft has already been kind of circulated. It's going to be a very positive policy in terms of M&A. The government wants that -- while there should be some amount of consolidation, at the same time, it is also ensuring that you have fair competition. And therefore, it has laid down the regulation that in every circle, there has to be a minimum three independent players in any spectrum frequency.

But certainly we're going to see some amount of consolidation. However, that consolidation would not have any sizeable impact as far as Ascend is concerned because we have a unique advantage in terms of our portfolio that we are not highly leveraged against any particular carrier. And that is why I would just like to mention here that in 2012, you know, when we had this fiasco of spectrum cancellation in the circles, Ascend by far was the least effected. The total tenancy exit from Ascend on that account was only 3 percent.

Tim Horan:	Very good. And can you talk about on a combined industry wide basis, what do you think the carriers' wireless revenues will grow at the next three, four, five years? And maybe same thing for CapEx spending, what do you think their CapEx spending budgets will grow at?

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Sushil Kumar Chaturvedi:	So, on the CapEx spending, if you take the period from 2010 to 2013, there was a lull in the market because there was no clarity with respect to the spectrum and the government policies. Now that the spectrum auction has happened very successfully and we have a really stable government -- which is very forward-looking in terms of industry policies in general and is committed for our telecom growth in the country, the country, telcos are not shying away from the CapEx investments. So, they have drawn up huge plans and as I mentioned earlier that we are now seeing a surge in terms of rollouts across the country.

Tim Horan:	Great. Thank you so much. You know, I will leave it there and I'll get back in the queue. I'll let other analysts ask questions. Thank you.

Sushil Kumar Chaturvedi:	Thank you.

Operator:	Your next question comes from the line of Michael Bowen of Pacific Crest.

Michael Bowen:	Thank you very much for taking the questions. Good morning and I guess good evening, folks. A couple questions, if I may, I guess first of which, could you please talk a little bit about what you think the ultimate figure for tenancy per tower in India might be? And then how that, you know -- you know, given -- depending upon the answer there, how that will affect the ultimate margin profile as you highlighted on one of the latter slides? That'd be great. And then I'll ask a couple additional ones, thanks.

Sushil Kumar Chaturvedi:	Yes, so, actually we are currently at an industry average tenancy at 1.93 as we speak. And going forward, by 2020 if I take a five-year horizon, this tenancy is going to grow up to anything between 2.7 to 2.8. Now, this is what the analysts are projecting. But we, you know, are very confident that actually this tenancy would be way higher than this. And my gut feeling based on the market in India is that we should be actually reaching about 2.9 to 3 by the year 2020.

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Michael Bowen:	OK, great. And then I think you had mentioned at one point obviously 2G and we're, you know, migrating perhaps, you know, directly to 4G; 2G I think makes up about 75 to 80 percent of the -- of the wireless subscribers in India. If I have my numbers correct, as the country moves to 4G, can you talk about what that -- what that impact and what that means to your opportunity at Ascend? Thanks.

Sushil Kumar Chaturvedi:	Right, so at the moment, we have 11 operators in India. And all the 11 operators are offering 2G services. Now, out of that 11, there are four which are offering 3G services which are likely to be upgraded to 4G LTE. And two players are already getting their networks ready and during this following year, they will be rolling out 4G on LTE. And going forward in the next five years, we would see at least if not more five carriers having 4G offerings.

Having said that, you're right. Currently, predominantly the wireless market is 2G. We saw 3G picking up from last year and 4G now aggressive rollout will be happening from this year. Going forward, both 3G and 4G will actually be dominating the further expansion then 2G will, you know, slowly be, you know, slowly dilute out to 3G and 4G. And somewhere, depending on the data growth, if it happens the way it has been projected, by 2018, we feel that 3G and 4G practically would be having the same share of market. And from 2018 onwards, we see that 4G will actually overtake 3G and 2G of course will be left far behind.

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Michael Bowen:	And then -- and then maybe just one quick follow-up on that. If you do think 4G will overtake, you know, one of the things we've seen here in the U.S. is there's been a growing tailwind because of the increase in data usage. So, as you think about this, I know it's far out, but -- you know, far out there, but as you think about 4G overtaking the existing technology, what do you think that will -- or what do you think the positive impact will be on your tower business and also the, you know, the overall tower sector in India?

Sushil Kumar Chaturvedi:	Yes, so, actually, you know, 4G having a more aggressive build is actually music to our ears, as far as tower companies are concerned because you'll appreciate that the spectrum that has been used for our 4G rollout, in terms of propagation, has a much lesser coverage than the lower frequencies. And therefore, for the same number of subscribers and coverage, they would need to have more base stations and therefore more number of towers. And that is why I was mentioning earlier that we are very bullish on the tenancy growth because of the high growth potential in 4G.

Michael Bowen:	OK, great. I have a few more but I'll jump back in the queue. Thank you.

Sushil Kumar Chaturvedi:	Thank you.

Operator:	Your next question comes from Marc Van Tricht of CRT Capital.

Marc Van Tricht:	Good morning, everyone. Congratulations on the announcement. Just two quick questions. Firstly, coming back to the increasing tenancy per tower, given that that's one of the main drivers of margin expansion, what do you think margins could look like as you approach three tenancies on average?

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Sushil Kumar Chaturvedi:	Yes, so once you reach three tenancies, you know, our margins would be close to the range of 35 to 40 percent.

Marc Van Tricht:	OK, great. And then secondly, I was curious if you could sort of lay out the landscape for acquisition opportunities for your company.

Sushil Kumar Chaturvedi:	So, we have had a very good track record in that aspect. Just about three years ago, we did a major acquisition. We merged with a company 2.5x our size; while we had only 1,000 towers, they had 2,500. But then post-merger, we were able to harness this energy and grow our margins almost by 30 percent. So, with that experience, look forward to acquisitions, but then we will have a very different approach towards acquisitions. So, we are totally watching the markets for that.

Marc Van Tricht:	And, I mean, as you look, are the opportunities with the independent tower companies or sort of captive players that might have excess towers? I mean, what sort of -- what sort of opportunities might you have moving forward?

Sushil Kumar Chaturvedi:	Well, the low-hanging fruit presently is the telcos themselves who have their own captive towers which are not high traffic at the moment and they're not part of any captive tower company. So, those are the low-hanging fruit at the moment.

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Marc Van Tricht:	Great. Thanks very much.

Sushil Kumar Chaturvedi:	Thank you.

Operator:	Your next question comes from Tim Horan of Oppenheimer.

Tim Horan:	Thanks, guys. Thanks for the follow up. Just two more. It sounds like the CapEx really kind of shrank between, you know, '11, '13, '14 when the spectrum was kind of re-auctioned. Can you talk about what happened to the pricing on -- per cell site on the towers and kind of what you expect on pricing per cell site or per tenancy kind of going forward over the next four or five years? Thanks.

Sushil Kumar Chaturvedi:	Yes, so what happened essentially at that time, when, you know, we had these problems with respect to the spectrum and at that time, there were also surge in the number of carriers and both those things happened the same time, so, while there were more carriers coming up. So, the tower company as such saw a much higher tenancy potential looking at the growth in the telecom carrier. And therefore, some of them started reducing the price points and that's why you'll see that there were some price corrections during that period.

But then post spectrum allocation which was done last year, that's no longer the case. Now the towercos are no longer willing to give any discounts and the prices have remained stable for the last two years. And going forward, we do not foresee any kind of drop in the price points. On the contrary, we expect that we will get additional sources of revenue. And because of the high demand and all the go-to-market strategy of these 4G players, we see that probably we'll have an upside as far as the price points are concerned.

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Tim Horan:	Great. And then lastly, in the U.S. for us to deploy LTE, we obviously had to clear out the spectrum and we had to deploy a lot more fiber to a lot more towers. Is the spectrum now ready to be utilized or does it still have to be cleared out that was auctioned off? And then where are you or where is the industry with getting fiber out to these towers or other backhaul means of higher speed? Thanks.

Sushil Kumar Chaturvedi:	Right. So, in terms of spectrum, as I mentioned earlier, the spectrum secondly is not sufficient. What has been auctioned so far particularly with the data expansion that is emphasized. And therefore, the government has announced that there will be a freeing up of more spectrum; they are trying to free it from the defense and they are committed to auction spectrum year on year.

In terms of fiber connectivity, again, that is something which is now seen as a great growth potential, at the same time a necessity, as well. Currently, the towers in India need fiber connected to them is limited to almost about a max level I will say to 15 percent, 15 to 18 percent. The government has embarked on a project called NOFN. It's called the National Optical Fiber Network.

And they have roped in the top three companies in India who own the present fiber backbone in the country and they have been mandated to provide the incremental fiber to the towers on a pan India basis. And the goal is in the next three years to reach at the village level greater fiber connectivity. In other words, what it means is that the tower company as such in India proudly would be having their 60 to 70 percent of the towers connected with fiber in the next three to four years.

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Tim Horan:	Ambitious. Thanks a lot, guys. We all really appreciate the time and good luck.

Sushil Kumar Chaturvedi:	Thank you.

Operator:	Your next question comes from Michael Bowen of Pacific Crest.

Michael Bowen:	Thank you for taking the follow up. Just a couple, if I - if I may. Can you talk a little bit about some of the competitors, you know, particularly American Tower which I'm sure a lot of the investors on the call are very familiar with. Can you talk about many some of the advantages or maybe even some of the disadvantages that you may have, you know, versus American Tower, you know, given that, you know, you're the home team? So, American has been pretty aggressive over in India, but can you give some proof points with regard to as you grow, how you may be able to do it more efficiently or possibly even more profitably than a company coming from the outside? Thanks.

Sushil Kumar Chaturvedi:	That's a great question. So essentially, you know, I would focus on two areas which are clearly a differentiator between us and American Tower. The first one is, and it is a proven thing in India, that we have the lowest operating cost structure amongst all our competitors, data independence all the captives. And this is something which is very much, you know, appreciated by the telcos and therefore, they take us as a partner of choice.

And we have achieved this because of efficient power management with green initiatives. We were the first ones to take the lead. And as I mentioned earlier, that we have one megawatt of solar installed, one our size, which has been installed by our own home teams that are capable of installing it, they're capable of maintaining it which has less you know help actually to reduce the power and fuel consumption on our sites. And in turn, we are able to offer fixed energy contracts to the telcos. And this was one big pain point that we have addressed very effectively compared to any of our competitors here in India.

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Apart from that, we also decided that the operations and maintenance of the sites which is a key in managing the assets, to do it in-house. And we are the only company in India which does this on an in-house basis. The rest of the companies including ATC, have outsourced this activity. So, they are heavily dependent on vendors and they have multiple vendors on a pan India basis. So, there's no uniformity.

Now, we having the in-house team were able to train them, keep them abreast with the latest technology. And therefore, we have been able to have efficiencies across all the geographies in India. Now this has actually helped us in having a much better effective performance, especially in the diverse geographies. I mean you'll appreciate that India is a very diverse geography and some of the diverse geographies that we have are very difficult to run, very difficult from operations and maintenance perspective.

And I'm very happy to share with you here that we have beaten the competition in terms of two very critical SOAs, the first one being the turnaround time with respect to building a new tower. Now, currently the industry averages 75 days from receiving a fresh order and we have achieved 55 days. And therefore, the operators are very, very happy because they're able to start building their revenues much ahead the others. And the second SOA, which is availability. We have been able to clock 99.98 percent plus while we have signed up for 99.95 percent. And the operators are also giving us credits for providing a higher availability.

So, these clearly, in my opinion, are some of the plus points that affect Ascend when we compare ourselves with ATC and the other companies.

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Michael Bowen:	OK. And one additional or maybe a two-part question here is you had mentioned that 75 percent of your towers are in circles A and B. Can you talk a little bit about whether that percentage you think as you grow will stay about the same? Or are there other opportunities that you're looking at in other circles?

And then related to that, as you grow, do you contemplate focusing more on building towers or would you also look at perhaps consolidating or buying any tower portfolios? Thank you.

Sushil Kumar Chaturvedi:	Thanks. So, essentially, the first part of your question, now this 75 percent spread that we had in the high growth circles, this has happened because we have been independent as a maker. So, we are very selective about the location of our towers. And we took this strategic decision with respect to each tower build, with respect to the future tenancy potential.

Now, having said that, what's happening is now with respect to the demographic change, now in the targeted group as well, we are seeing a lot of coverage drive being done by the telcos. And primarily it's coming because of the, you know, low cost of the smartphones so the data usage, you know, is becoming higher and those C circles, which are really, supposed to be local circles. So, looking ahead in the future, certainly this percentage mix is going to change because there'll be a lot of growth now happening in the future circles as well.

In terms of the future acquisition strategy, yes, we are very keenly, you know, looking at it. But in a way the second way, but we are keeping both the options open. And doing the new build and along with that, also trying to, you know, complement our growth with inorganic acquisitions.

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Michael Bowen:	Thank you very much. I appreciate you taking the questions. Thanks.

Sushil Kumar Chaturvedi:	Thank you.

Operator:	This concludes the question-and-answer session of today's conference. I would now like to turn the floor back over to Mr. Thomas J. Baldwin for any additional or closing remarks.

Thomas Baldwin:	Well, thank you, operator. It's really gratifying to be working with such a strong and talented management team. We're really excited to bring this great, strong Ascend growth opportunity and present it to our investors. We look forward to seeing you over the course of the next few weeks on our roadshow and I would like to thank everyone for their questions, their courtesy and their time this morning. Have a great day.

Operator:	Thank you. This concludes our call today. A replay of the call and the presentation will be available through October 20th, 2015 by dialing 800-585-8367 in the U.S. or 404-537-3406 outside the United States. The conference I.D. number to reference is 85115301. Thank you and you may now disconnect.

END